Exhibit 2.6

Execution Version

SECOND AMENDED AND RESTATED EXCHANGEABLE PROMISSORY NOTE

$6,375,000.00	July 22, 2021

WHEREAS, Riley Exploration Group, Inc., a Delaware corporation (the “Company”), previously entered into that certain Convertible Promissory Note dated March 1, 2019, payable to Yorktown Energy Partners X, L.P., a Delaware limited partnership (the “Lender”), in the original principal amount of Five Million Dollars and Zero Cents ($5,000,000.00) (the “Original Note”);

WHEREAS, the Company and the Lender amended and restated the Original Note on December 31, 2020 to restate the principal amount of the Original Note to Six Million Three Hundred Seventy-Five Thousand Dollars and Zero Cents ($6,375,000) and to make certain other changes thereto (the “Existing Note”); and

WHEREAS, the parties agree that it is in their best interests to refinance the Existing Note on the terms set forth herein and to issue this Second Amended and Restated Exchangeable Promissory Note (this “Note”) in replacement of the Existing Note in complete satisfaction thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Lender agree as follows:

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Lender the principal sum of Six Million Three Hundred and Seventy-Five Thousand Dollars and Zero Cents ($6,375,000), together with (i) interest thereon from the date of the Existing Note on the unpaid principal balance and (ii) interest on any accrued interest thereon and other amounts owing hereunder not paid when due. Interest shall accrue at a rate of fifteen percent (15.00%) per annum, based on a 366-day year and actual days elapsed, on the principal amount of this Note from time to time outstanding from and including the date hereof to but excluding the date on which the outstanding principal amount of this Note shall be paid in full and shall accrue at such rate, so calculated, on the amount of accrued interest not paid when due from the date when due until paid. Principal and accrued unpaid interest shall be due and payable thirty (30) days following receipt by the Company of written demand from the Lender; provided that interest accruing after the date on which this Note shall have been due and payable shall be payable on demand by the Lender.

This Note replaces and supersedes in its entirety (but does not extinguish the indebtedness evidenced by or constitute a novation of) the Existing Note, made by the Company payable to the Lender in the original principal amount of Six Million Three Hundred Seventy-Five Thousand Dollars and Zero Cents ($6,375,000.00), and the indebtedness formerly evidenced by the Existing Note shall hereafter be evidenced by this Note.

All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. All payments shall be credited first to accrued interest and the remainder applied to principal. Any payment that is due on a day that on which banks are required or authorized to close in New York City shall instead be due on the next-succeeding business day on which banks are not so required or authorized to close.

The Company reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment. If all or any portion of this Note is paid or prepaid, then the amount so repaid may not be reborrowed.

As used herein, the following terms shall have the meanings assigned:

“Board” means the Board of Directors of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company (after giving effect to the merger of Riley Exploration Group, LLC, a Delaware limited liability company, with and into Cinco Resources, Inc., which merger became effective on January 1, 2016).

“Indebtedness” means all indebtedness of the Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, together with all accrued and unpaid interest thereon; (b) all other indebtedness of the Company evidenced by bonds, debentures, notes, guarantees or similar instruments, including all accrued and unpaid interest thereon; and (c) all obligations of the Company as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with U.S. generally accepted accounting principles. For the avoidance of doubt trade payables incurred in the ordinary course of business shall not constitute Indebtedness.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement including, without limitation the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

At any time following the date hereof, Lender may elect to exchange the outstanding principal amount due under this Note, plus all accrued but unpaid interest, into 390,860 shares of common stock, par value $0.001 per share (the “REP Common Stock”), of Riley Exploration Permian, Inc., a Delaware corporation, at which time this Note shall be deemed cancelled and of no further force and effect (the “Exchange”).

The following will be events of default under this Note (each, an “Event of Default”):

(i)         The Company shall fail to make when due any payment of principal or interest under this Note;

(ii)       The Company shall fail to perform or observe any provision of this Note, including without limitation the failure to give a timely “Default Notice” as defined below, and such default shall continue for more than thirty (30) days after written notice from Lender is received by the Company;

(iii)       Any representation or warranty made by the Company herein, or any certificate furnished by the Company to Lender proves untrue as of the date hereof or omits any statement necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading;

(iv)      (A) The Company shall commence a voluntary case concerning itself under the United States Bankruptcy Code; (B) an involuntary case is commenced against the Company and the petition is not contested within fifteen (15) days, or is not dismissed or stayed within sixty (60) days, after commencement of the case; (C) a custodian (as defined in the United States Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company, or the Company commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed and unstayed for a period of sixty (60) days; (D) any order of relief or other order approving any such case or proceeding is entered; (E) the Company is adjudicated insolvent or bankrupt; (F) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged and unstayed for a period of thirty (30) days; (G) the Company makes a general assignment for the benefit of creditors; (H) the Company shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (I) any action is taken by the Company for the purpose of effecting any of the foregoing;

(v)       Any judgment, writ or warrant of attachment or of any similar post-judgment process in an amount in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000) shall be entered or filed against the Company or against any of their respective properties or assets and remain unsatisfied and unstayed for a period of thirty (30) days;

(vi)       The Company dissolves, liquidates or otherwise ceases to actively conduct business or takes corporate or limited liability company action authorizing any of the foregoing; or

(vii)      The Company shall fail in any material respect to comply with any law, rule, regulation or order to which it or its respective assets are subject if such failure to comply is reasonably likely to have a material adverse effect on the ability of the Company to repay this Note.

Within five (5) business days of receiving knowledge of any condition, event or act that would, or with the giving of notice or lapse of time would, constitute any Event of Default, the Company shall give written notice thereof (a “Default Notice”) to the Lender.

Upon the occurrence of any Event of Default, then, and in any such event, the Lender may, by notice to the Company, declare this Note, all interest hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided that if any Event of Default under sub-paragraph (iv) above occurs with respect to the Company, this Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy available with respect hereto or to a default hereunder. Every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. No assertion or employment of any right or remedy hereunder shall prevent the concurrent assertion or employment of any other right or remedy. No delay by the Lender in exercising or omission of the Lender to exercise any right or remedy accruing hereunder shall constitute a waiver of any such right or remedy or acquiescence in any default. Every such right or remedy may be exercised from time to time, as often as may be expedient, by the Lender.

No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under this Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

The Company represents and warrants to the Lender as follows:

(i)        The Company is duly incorporated and validly existing under the laws of the State of Delaware and has all requisite power and authority to own or use its properties and assets and to carry on its business operations as now conducted and as currently proposed to be conducted.

(ii)        The Company has all power and authority to enter into this Note, and that this Note and the transactions contemplated herein have been authorized by all action required under the Certificate of Incorporation and applicable law. Neither the execution and delivery by the Company of this Note nor the consummation or performance by the Company of the transactions contemplated by this Note to be consummated or performed by it (i) results or will result in any violation of the Certificate of Incorporation; or (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any lien upon any property or asset of the Company, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under:(A) any contract or (B) any applicable law or order to which the Company or any of their respective properties is subject.

(iii)      The Company has incurred no Indebtedness, other than the Existing Note.

While this Note remains outstanding, the Company covenants to Lender as follows:

(i)        At the request of the Lender, the Company will promptly, and in any event within 10 business days following such request, prepare and arrange for filing with the appropriate county clerk’s office, one or more deeds of trust, assignments and mortgages in form reasonably acceptable to Lender granting the Lender a security interest in the assets of the Company that the Lender reasonably deems necessary to secure payment of this Note.

(ii)        Except for this Note, the Company will not, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any Indebtedness or indebtedness of any other person or entity.

(iii)       The Company will not, directly or indirectly, declare or issue any shares of capital stock of the Company.

(iv)      The Company will not, directly or indirectly, (A) declare or pay any dividend or make any distribution to holders of the Company’s outstanding shares of capital stock; (B) except in connection with the transactions contemplated by those certain Stock Acquisition Agreements with certain members of management dated as of the date hereof, purchase, redeem or otherwise acquire or retire for value any of the Company’s outstanding shares of capital stock; or (C) make any payment (whether for principal, premium, if any, or interest) on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company.

(v)       Except for the merger of the Company with and into Riley Exploration Group Holdings, LLC, a Delaware limited liability company, on the date hereof, the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any entity, or sell, assign, transfer, lease, convey, encumber or otherwise dispose of any of its assets other than inventory or obsolete or worn-out equipment sold in the ordinary course of the Company’s business, to any person or entity.

(vi)      The Company shall not, after the date hereof, create or incur or, except for Liens existing on the date hereof or Liens arising with respect to taxes that are not yet due and payable, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (real, personal or other) (including without limitation accounts) whether now owned or hereafter acquired, or sign or file or, except with respect to Liens existing on the date hereof, suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Company as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income.

The Company shall cause a Form 1099-INT to be issued to the Lender with respect to the interest paid under this Note during the tax year ended December 31, 2020 on or before January 31, 2021.

This Note shall be construed in accordance with and governed by the laws of the State of New York. The Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Note will be instituted exclusively in state or Federal courts located in New York County in the State of New York; (ii) waives any objection that it may have with respect to venue or forum non conveniens in any such suit, action or proceeding; and (iii) irrevocably consents to the jurisdiction of the state and Federal courts located in New York County in the State of New York in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon such party mailed by certified mail to such party’s address will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note in the courts of any jurisdiction.

THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.

The Lender may sell, assign or otherwise transfer, or sell participations in, this Note, in whole or in part, upon thirty (30) days’ advance written notice to the Company. Upon any sale, assignment or other transfer of this Note by the Lender, the transferee shall succeed to all rights of the Lender hereunder with respect to the principal amount of this Note transferred, without further action on the part of the Lender or the Company. On request by the Lender in connection with any such transfer, the Lender will, against the return of this Note, issue a new Note or Notes to the respective persons entitled thereto, in substantially the form of this Note but in the name of such persons.

Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.

Time is of the essence in the performance of the Company’s obligations under this Note.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	Riley Exploration Group, Inc.
29 East Reno, Suite 500 Oklahoma City, Oklahoma 73104
	Attention:	Corey Riley, President

If to the Lender:	Yorktown Energy Partners X, L.P. 410 Park Avenue 19th Floor New York, New York 10022-4407
Facsimile No.:	(212) 515-2105
Attention:	Bryan H. Lawrence

with a copy to:
Winston & Strawn LLP 800 Capitol Street Suite 2400 Houston, Texas 77002-2925
Attention:	James R. Brown
Email:	JRBrown@winston.com

This Note embodies the entire agreement of the Company and the Lender with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter except as set forth herein.

The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including all documented attorneys’ fees and out-of-pocket legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder that are not paid when due, whether by declaration or otherwise. The Company hereby agrees to indemnify and hold harmless the Lender from any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), asserted against, resulting to, imposed upon, or incurred by the Lender, directly or indirectly, by reason of or resulting from this Note other than any such claims arising as a result of the Lender’s gross negligence or willful misconduct.

The Company hereby confirms that the law firm of Winston & Strawn LLP has exclusively represented Yorktown X and such law firm has not represented the Company in connection with the preparation, negotiation and execution of this Note regardless of whether or not the Company pays all or any portion of the amounts due to such law firm in connection with its services. The Company confirms that it has had the opportunity to consult with, and in fact has consulted with, legal and other counsel of the Company’s own choosing in connection with this Note (including the provisions of this paragraph) and any other document or instrument entered into in connection with this Note. The Company also confirms that it is not relying on Winston & Strawn LLP, and the Company hereby waives any conflict of interest arising in connection with Winston & Strawn’s exclusive representation of Yorktown X as described in this paragraph.

Notwithstanding anything to the contrary contained in this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable law, may be charged on this Note.

The terms and conditions of this Note shall not be amended, changed, terminated or waived except by a writing duly executed by the Lender and the Company.

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IN WITNESS WHEREOF, the undersigned , by its duly authorized and acting officers below, has executed this Note as of the date first set forth above.

RILEY EXPLORATION GROUP, LLC

By:	/s/ Corey Riley
Corey Riley, President

Acknowledged and Agreed:

YORKTOWN ENERGY PARTNERS X, L.P.

By:	Yorktown X Company LP, its general partner

By:	Yorktown X Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence
Name:	Bryan H. Lawrence
Title:	Managing Member

[Signature Page to Second Amended and Restated Exchangeable Promissory Note]